Exhibit 99.1

Inotiv, Inc. Announces Expansion of Non-Human Primate Facilities and Services with Acquisition of Orient BioResource Center, Inc.

WEST LAFAYETTE, IN, January 27, 2022 -- Inotiv, Inc. (NASDAQ: NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced that the Company has completed the purchase of Orient BioResource Center, Inc. (“OBRC”), from Orient Bio, Inc., a preclinical contract research organization and animal model supplier based in Seongnam, South Korea. Orient BioResource Center is a primate quarantine and holding facility located near Alice, Texas.

“Inotiv acquired our primate facility in Alice, Texas, in November of 2021, and that facility has been a leader in primate welfare and supply for decades,” said Jim Harkness, Inotiv’s Chief Operating Officer for Research Models and Services (“RMS”). “Our clients have consistently asked us to build the scale and services necessary to meet their needs. We believe the acquisition of OBRC’s Alice, Texas, facility, and its proximity to our existing facility, will accelerate growth, provide scale, and ensure that client needs are met with the highest level of animal welfare.”

Robert Leasure, Jr., Inotiv’s President and Chief Executive Officer added, “The combination of OBRC with Inotiv’s existing facilities will provide increased access to critical research models and expanded facilities necessary for the development of safe and effective medicines. We continue to listen and respond to our clients’ requests and expect to invest and leverage the facilities and personnel at OBRC to ensure that the highest level of service, animal welfare, and enhanced supply chain logistics are provided to our clients.”

Transaction consideration totaled $51.3 million, consisting of $28.3 million in cash, which includes an adjustment for net working capital and cash balances as provided in the merger agreement, and 677,339 Inotiv common shares having a value of $23.0 million based on the volume weighted average closing price of Company shares as reported by NASDAQ for the twenty trading-day period ending on January 24, 2022. OBRC’s Alice, Texas, operations span 500 acres and consist of primate holding, veterinary care, diagnostic and maintenance facilities, and earned revenue of $23 million[1] in fiscal year 2021.

About Inotiv

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical R&D projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotivco.com/.

[1] Financials were prepared in accordance with Korean International Financial Reporting Standards.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties, expansion and related efforts, and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com